EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  January 13, 2010

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. REPORTS IMPROVED SALES TRENDS FOR HOLIDAY PERIOD

-- Company Updates Quarter-to-Date Preliminary Sales Figures --

St. Louis, MO, January 13, 2010 – CPI Corp. (NYSE-CPY) today announced fourth quarter-to-date sales comparisons for the first eight weeks of its fiscal 2009 fourth quarter including holiday season results.  Total same-store sales for the eight-week period ended January 9, 2010,on a point-of-sale basis excluding foreign currency translation effects, decreased 2% versus the comparable eight-week period of fiscal 2008.

Same-store sales at the Company’s PictureMe Portrait Studios (“PMPS”) in Walmart Stores increased by 6% for the first eight weeks of the fourth quarter and sittings decreased by 9%, while same-store sales and sittings at Sears Portrait Studios (“SPS”) declined by 8% and 14%, respectively. These results reflect a continuation of the positive holiday sales trend reported in the Company’s third-quarter earnings release on December 22, 2009.

“We are pleased with our busy season performance, particularly in light of very difficult industry conditions,” said Renato Cataldo, chief executive officer and president. “We believe these results are evidence of the distinctive, high-quality product offering we are able to provide families through our state-of-the-art digital technology platform. The improved sales comparisons also validate our aggressive marketing efforts and customer service programs and lend confidence as we look forward to 2010.”

The Company’s disclosure of 2009 holiday sales continues a practice commenced following the 2004 holiday season in recognition of the importance of holiday sales to the Company’s annual performance.  Final results for the Company’s fiscal year 2009, which ends February 6, 2010, are anticipated to be reported in mid-April 2010.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in North America, principally in Sears and Walmart stores.  CPI’s conversion to a fully digital format allows its studios to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears and Walmart, the approval of the Company’s business practices and operations by Sears and Walmart, the termination, breach, limitation or increase of the Company's expenses by Sears under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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